Exhibit 99.1

Union First Market Bank Changes Legal Name To Union Bank & Trust

Richmond, Va., February 16, 2015 – Union Bankshares Corporation today announced that it has changed the legal name for its bank to Union Bank & Trust from Union First Market Bank. The brand name for the bank remains Union.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 131 branches and more than 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications